Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SABINE MID-CONTINENT LLC,

AS SELLER,

AND

JONES ENERGY HOLDINGS, LLC,

AS PURCHASER

DATED AS OF NOVEMBER 22, 2013

i

TABLE OF CONTENTS

		Page

Section 13.16	Severability	53
Section 13.17	Specific Performance	53

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells and Undeveloped Properties
Exhibit A-3	-	Surface Interests
Exhibit A-4	-	Certain Excluded Assets
Exhibit B	-	Form of Conveyance
Exhibit C	-	Form of Purchaser Parent Guaranty
Exhibit D	-	Form of Letter-in-lieu of Transfer Order
Exhibit E	-	Form of Seller Parent Guaranty
Exhibit F	-	Form of Escrow Agreement

SCHEDULES:

Schedule 3.4	-	Allocated Values
Schedule 5.1	-	Seller Knowledge Individuals
Schedule 5.7	-	Litigation
Schedule 5.8	-	Consents and Preferential Purchase Rights
Schedule 5.9	-	Non-Consent Operations
Schedule 5.11	-	Capital Commitments
Schedule 5.12	-	Contracts
Schedule 5.13	-	Wells and Equipment
Schedule 5.16	-	Permits
Schedule 5.17	-	Imbalances
Schedule 5.18	-	Suspended Proceeds
Schedule 5.19	-	Leases
Schedule 6.6	-	Purchaser Knowledge Individuals
Schedule 7.4	-	Operations
Schedule 10.4	-	Purchaser Hedges
Schedule 11.1	-	Assumed Purchaser Obligations
Schedule 11.2(b)(vii)	-	Retained Seller Litigation

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of November 22, 2013 (the “Execution Date”), by and between Sabine Mid-Continent LLC, a Delaware limited liability company (“Seller”), on the one part, and Jones Energy Holdings, LLC, a Delaware limited liability company (“Purchaser”), on the other part.  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.                                    Seller owns certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”

B.                                    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2                                    References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” shall be deemed references to Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.   Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  References to (a) any Law, agreement or contract means such Law, agreement or contract, as applicable, as it may be amended from time to time and (b) any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or taken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Purchaser Obligations.

Section 2.2                                    Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a)                                 The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place that are identified on Exhibit A-1 (collectively, the “Leases”) together with all other rights in the lands covered by the Leases, subject to the depth limitations and other restrictions that may be set forth in the Leases;

(b)                                 All pooled, communitized or unitized acreage which includes all or a part of the lands covered by the Leases (the “Units”), and all tenements, hereditaments and appurtenances belonging thereto;

(c)                                  Any and all Hydrocarbon, water, carbon dioxide, or injection wells used or held for use in connection with the development of the Leases and located on the lands covered by the Leases or any Units, whether producing, shut-in or temporarily abandoned, including the interests in the wells shown on Exhibit A-2 (the “Wells”; and together with the Units and Leases, the “Properties”);

(d)                                 All currently existing contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, and confidentiality agreements related to Seller’s disposition of the Assets, but excluding (i) any contracts, agreements and instruments for which the necessary consents to transfer are not obtained pursuant to Section 4.6, (ii) instruments constituting Seller’s chain of title to the Leases, (iii) the Leases and (iii) master service agreements (subject to such exclusions, the “Contracts”);

(e)                                  All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties, including those interests set forth on Exhibit A-3; but excluding, in all such instances, any permits and other appurtenances for which the necessary consents to transfer are not obtained pursuant to Section 4.6;

(f)                                   All equipment, machinery, tools, fixtures, pipelines, flowlines, gathering lines and other tangible personal property (excepting and reserving any Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time) and improvements primarily used or held for use in connection with the operation of the Properties or the production, storage, transportation, treatment, processing, marketing or disposition of Hydrocarbons from the Properties (whether located on or off the Properties) (the “Equipment”);

(g)                                  All Hydrocarbons produced from or attributable to the Leases, Units or Wells at and after the Effective Time and all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time;

(h)                                 All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on or after the Effective Time, to the extent relating to obligations assumed by Purchaser pursuant to this Agreement;

(i)                                     The Records; and

(j)                                    The Leased Assets, except to the extent that any of the Leased Assets are transferable with the payment of a fee or other consideration (unless Purchaser has agreed in writing to pay such fee or other consideration).

Section 2.3                                    Excluded Assets.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4                                    Effective Time; Proration of Costs and Revenues.

(a)                                 Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Central Time, on October 1, 2013 (the “Effective Time”), as described below.

(b)                                 Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time (provided that, notwithstanding the preceding, Seller shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator of such Assets becomes effective), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.

(c)                                  Seller shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time (and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the date on which Seller’s resignation as operator becomes effective, as described in clause (b) above), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(d)                                 Should Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and remit same within ten (10) days to Seller.  If, after Closing, Seller receives any proceeds or other income with respect to the Assets to which Purchaser is entitled pursuant to Section 2.4(b), Seller shall fully disclose, account for and remit same within ten (10) days to Purchaser.

(e)                                  Should Purchaser pay after Closing any Property Costs for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser within ten (10) days after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice or Tax Return and proof of payment.  Should Seller pay after Closing any Property Costs for which Purchaser is responsible under Section 2.4(b), Purchaser shall reimburse Seller within ten (10) days after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice or Tax Return and proof of payment.

(f)                                   Consistent with Section 12.2 (as applicable), Asset Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that ad valorem, production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before the Effective Time, and at or after the Effective Time.  Notwithstanding any other provision in this Agreement, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 2.5                                    Procedures.

(a)                                 For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4  and Section 3.3, as applicable, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Upon request, Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.3.  The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures which are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Unit or Well, in accordance with Seller’s current practice.

(b)                                 After Closing, each Party shall handle all joint interest audits and other audits of Property Costs covering the period for which such Party is in whole or in part responsible under Section 2.4, provided that the other Party (i) shall provide reasonable assistance in connection with any such an audit if so requested by the auditing Party and (ii) shall be entitled to participate in any such audit to the extent relating to periods for which such other Party is partially responsible.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                    Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be One Hundred Ninety-Five Million Dollars ($195,000,000.00), (the “Unadjusted Purchase Price”).  The Unadjusted Purchase Price shall be adjusted as provided in Section 3.3, and the determination of the Adjusted Purchase Price shall be made as provided in Section 9.4.  Upon the execution of this Agreement, Purchaser shall deliver to Seller an amount equal to five percent (5%) of the Unadjusted Purchase Price (the “Deposit”).  The Deposit shall be retained by Seller (and taken into account in the determination of the Closing Payment pursuant to Section 9.4(a)) if the Closing occurs or shall be otherwise distributed in accordance with the terms of Section 10.3.

Section 3.2                                    Allocation of Purchase Price.  The Parties agree that the Adjusted Purchase Price and any liabilities associated with the Assets (to the extent properly taken into account under the Code) shall be allocated among the Assets for Tax purposes (including Section 1060 of the Code and the Treasury Regulations thereunder) in accordance with an allocation schedule that shall be prepared by Purchaser and delivered to Seller for Seller’s review, comment and consent within ten (10) days following the final determination of the Adjusted Purchase Price (as revised under this Section 3.2, the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be revised to take into account adjustments to the Unadjusted Purchase Price and any indemnification payments.  If the Parties are unable to agree on the Purchase Price Allocation Schedule or any revisions thereto, any dispute arising in connection with the Purchase Price Allocation Schedule shall be resolved pursuant to procedures comparable to the procedures applicable under Section 9.4(b).  The Parties shall use the Purchase Price Allocation Schedule in reporting this transaction to the applicable Taxing authorities, including IRS Form 8594 and any other Tax Returns and supplement thereto required to be filed under Section 1060 of the Code, and neither Party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule, except as required by applicable Law.  Each Party shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation Schedule, and neither Party shall agree to any proposed adjustment to the allocation contained in the Purchase Price Allocation Schedule by any Taxing authority without first giving to the other Party prior written notice.  However, nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Purchase Price Allocation Schedule and neither Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such Purchase Price Allocation Schedule.

Section 3.3                                    Adjustments to Purchase Price.  All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied by Seller in its accounting of and for the Assets (as of the Effective Time), (y) without duplication (in this Agreement or otherwise) and (z) only with respect to matters (A) in the case of Section 3.3(b)(iii), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the Cut-off Date. Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4.

Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the resulting adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:

(a)                                 The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     an amount equal to all Property Costs and other costs (including, for the avoidance of doubt, all Asset Taxes) attributable to the ownership and operation of the Assets which are incurred at and after the Effective Time but paid by Seller (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time (including proceeds from cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator becomes effective) and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii)                               the amount of all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other Taxes; and scheduled payments) paid by Seller with respect to the ownership or operation of the Assets at and after the Effective Time;

(iv)                              to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage (excluding Tank Bottom Hydrocarbons) as of the Effective Time from or attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Time;

(v)                                 to the extent that Seller is underproduced as of the Effective Time, as shown with respect to the net Imbalances on Schedule 5.17, as complete and final settlement of all such Imbalances, the amount of the net Imbalances multiplied by a price of $3.56 per MMBtu; and

(vi)                              any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b)                                 The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     an amount equal to all Property Costs and other costs (including, for the avoidance of doubt, all Asset Taxes) attributable to the ownership and operation of the Assets which are incurred prior to the Effective Time but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time (excluding all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Seller for all periods prior to the date on which Seller’s resignation as operator of such Assets becomes effective) and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii)                               except for those amounts described in Section 3.3(b)(iv), Section 3.3(b)(v) and Section 3.3(b)(xi), as applicable, any amounts for Title Defects determined pursuant to Section 4.2 (which shall include, for purposes of certainty, an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c)), offset by any Title Benefit Amounts determined pursuant to Section 4.3;

(iv)                              an amount equal to all Title Defect Amounts placed into the Escrow Account pursuant to Section 4.2;

(v)                                 an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(h);

(vi)                              an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6;

(vii)                           an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.7;

(viii)                        an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 7.1(b);

(ix)                              to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Imbalances on Schedule 5.17, as complete and final settlement of all such Imbalances, the amount of the net Imbalances multiplied by a price of $3.56 per MMBtu;

(x)                                 the amount of the Suspense Funds;

(xi)                              the amount of the Unescrowed Amount;

(xii)                           any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.4                                    Allocated Values.  The “Allocated Values” for the Assets are set forth on Schedule 3.4.  The Allocated Value for an Asset is equal to the portion of the Unadjusted Purchase Price that is allocated to such Asset on Schedule 3.4, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.3.  Except with respect to Section 3.3(a)(vi) and Section 3.3(b)(xii), the share of each adjustment allocated to a particular Asset shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so.  Adjustments made pursuant to Section 3.3(a)(vi) and Section 3.3(b)(xii) and any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

Section 3.5                                    Parent Guaranties.  Simultaneously with the execution of this Agreement, (a) Purchaser has caused Purchaser Parent Company to deliver to Seller the Purchaser Parent Guaranty and (b) Seller has caused Sabine Parent to deliver to Purchaser the Seller Parent Guaranty.

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.1                                    Seller’s Title.  Except for the special warranty of title set forth in the Conveyance, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the applicable Title Claim Date, shall be as set forth in Section 4.2 and, (b) subject to the following sentence, from and after the applicable Title Claim Date (without duplication), shall be pursuant to the special warranty of title set forth in the Conveyance.  Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under (nor have the right to make a claim against) the special warranty of title provided in the Conveyance for (i) any Title Defect reported under this Article 4 and (ii) any Excluded Defect.

Section 4.2                                    Title Defects.

(a)                                 To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than 11:59 p.m., Central Time, on December 13, 2013 (such cut-off date being the “Title Claim Date”).  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) the Property or Properties adversely affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv)  documents upon which Purchaser relies for its assertion of a Title Defect, including supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect or, in the case of an Environmental Defect, the amount which Purchaser reasonably believes is required to correct, remediate or resolve the alleged Environmental Defect, and the computations and information upon which Purchaser’s belief is based. Notwithstanding anything herein to the contrary, Purchaser forever waives Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence by 11:59 p.m., Central Time, on the Title Claim Date.

(b)                                 Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the date that is sixty (60) days after the Closing Date (the “Cure Period”) any Title Defect for which Seller has received a Title Defect Notice from Purchaser prior to or on the Title Claim Date.  No downward adjustment shall be made to the Unadjusted Purchase Price with respect to a Title Defect which Seller has cured prior to the Closing Date.  If a Title Defect is not cured prior to the Closing Date, the provisions of Section 4.2(c) and Section 4.2(d), as applicable, shall apply to such uncured Title Defect.

(c)                                  In the event that a Title Defect for which Seller has not delivered a cure notice pursuant to Section 4.2(d) is not waived by Purchaser or cured prior to the Closing Date, Seller shall, at its sole election, and subject to Section 4.5(b), on or before Closing elect to (i) make a downward adjustment to the Unadjusted Purchase Price equal to the Title Defect Amount of such Title Defect, (ii) retain the entirety of the Title Defect Property that is adversely affected by such Title Defect, in which event, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement or (iii) submit any Title Disputed Matter with respect to such Title Defect for resolution pursuant Section 4.4, in which event, (A) the Title Defect Amount (as reasonably estimated by Purchaser for purposes of Closing) relating to the Disputed Title Matter shall be deposited into the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, (B) the relevant Title Defect Property shall be conveyed to Purchaser at Closing and (C) the Unadjusted Purchase Price shall be adjusted downward pursuant to Section 3.3(b)(iv) by such Title Defect Amount.

(d)                                 If Seller is unable to cure a Title Defect on or prior to the Closing Date, Seller shall have the option, by notice in writing to Purchaser on or before Closing, to attempt to cure such Title Defect on or before the termination of the Cure Period and at Closing to reduce the Purchase Price pursuant to Section 3.3(b)(iv) by the Title Defect Amount (as reasonably estimated by Purchaser for purposes of Closing) with respect to such Title Defect and, if Seller so elects, such Title Defect Amount shall be deposited into an escrow account established with the Escrow Agent (the “Escrow Account”) to be held and disbursed in accordance with the terms of this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).  The applicable Title Defect Property shall be conveyed to Purchaser at Closing, and Purchaser will not take such actions during the Cure Period that adversely affects or otherwise impairs the ability of Seller to remedy the Title Defect for such Title Defect Property.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(e)                                  Notwithstanding anything to the contrary contained herein, no amounts in excess of fifteen percent (15%) of the Unadjusted Purchase Price shall be deposited into the Escrow Account pursuant to Section 4.2(c)(iii) and Section 4.2(d).  Accordingly, in the event that the aggregate Title Defect Amounts (as reasonably estimated by Purchaser) for all Title Defects which are disputed pursuant to Section 4.2(c)(iii) or which Seller elects to cure pursuant to Section 4.2(d) but which remain uncured on the Closing Date exceed fifteen percent (15%) of the Unadjusted Purchase Price (the amount of such excess the “Unescrowed Amount”), then (i) the Unadjusted Purchase Price shall be adjusted downward pursuant to Section 3.3(b) by the Unescrowed Amount and (ii) the relevant Title Defect Properties shall be conveyed to Purchaser at Closing.  Notwithstanding any Unescrowed Amount, Disputed Title Matters and Title Defects which Seller has elected to cure shall first be satisfied from the Escrow Amount pursuant to Section 4.2(f).   Once the Escrow Amount is exhausted, except as otherwise taken into account or otherwise addressed in Section 4.2(f)(i) and Section 4.2(f)(iii), as applicable, amounts owed to Seller under this Section 4.2 shall be accounted for in the final determination of the Purchase Price pursuant to Section 9.4(b).

(f)                                   Subject to Section 4.4 and Section 4.5(b), as applicable, the Escrow Amount and the Unescrowed Amount, as applicable, shall be distributed and paid, as and if applicable, in accordance with the following:

(i)                                     The Parties shall promptly instruct the Escrow Agent to release to Seller the Title Defect Amount (together with any interest earned thereon) held in the Escrow Account with respect to a Title Defect that is cured as agreed by the Parties prior to the termination of the Cure Period or, in the case that the cure thereof is a Disputed Title Matter, determined to be cured pursuant to Section 4.4.  In the event that the remaining funds in the Escrow Account are less than such Title Defect Amount (or if no funds remain in the Escrow Account at such time), then Purchaser will pay  to Seller the unfunded portion of such amount within ten (10) days of such Title Defect being cured or determined to be cured pursuant to Section 4.4, as applicable.

(ii)                                  The Parties shall promptly instruct the Escrow Agent to release to

Purchaser the Title Defect Amount (together with any interest thereon) (the “Failed Cure Amount”) held in the Escrow Account with respect to a Title Defect that is not cured as agreed by the Parties or, in the case that the cure thereof is a Disputed Title Matter, that is determined pursuant to Section 4.4 to have not been cured at the end of the Cure Period.  In such event, (A) the Parties shall instruct the Escrow Agent to release to Purchaser the Failed Cure Amount and, (B) if Seller so elects, the Purchase Price shall be reduced by the difference between the Allocated Value of the Property affected by such Title Defect minus the Failed Cure Amount returned to Purchaser (which shall be taken into account in the final determination of the Purchase Price pursuant to Section 9.4(b)), in which event, Purchaser shall reconvey the Property affected by such Title Defect to Seller, which shall be deemed an Excluded Asset under this Agreement.

(iii)                               With respect to any Disputed Title Matters that are not addressed under clauses (i) and (ii) above, the Parties shall promptly instruct the Escrow Agent to release to the appropriate Party (based on the Arbitration Decision) the Title Defect Amount (together with any interest thereon) (the “Resolved Defect Amount”) from the Escrow Account with respect to such Disputed Title Matter following the rendering of the Arbitration Decision pursuant to Section 4.4.  In the event that the Resolved Defect Amount is released to Purchaser pursuant to the preceding sentence, Seller may elect to cause the Purchase Price to be reduced by the difference between the Allocated Value of the Property affected by the Disputed Title Matter minus the Resolved Defect Amount returned to Purchaser (which shall be taken into account in the final determination of the Purchase Price pursuant to Section 9.4(b)), in which event, Purchaser shall reconvey the Property affected by such Disputed Title Matter to Seller, which shall be deemed an Excluded Asset under this Agreement.  In the event that the remaining funds in the Escrow Account are less than the portion of the Resolved Defect Amount owed to Seller (or if no funds remain in the Escrow Account at such time), if any, then Purchaser will pay to Seller the unfunded portion of the Resolved Defect Amount owed to Seller within ten (10) days of the rendering of the Arbitration Decision pursuant to Section 4.4.

(g)                                  The “Title Defect Amount” resulting from a Title Defect other than (i) an Environmental Defect and (ii) Title Defect Amounts determined pursuant to Section 4.2(g)(ii), shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect.  The Title Defect Amount shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s (and Purchaser’s, as successor in interest to Seller) interest in the affected Title Defect Property;

(iii)                               if the Title Defect reflects a discrepancy (with a proportionate decrease in the Working Interest for the affected Title Defect Property) between (A) the

Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2;

(iv)                              if the Title Defect is an Environmental Defect, the Title Defect Amount shall be the amount of the estimated costs and expenses to correct, remediate or resolve the Environmental Defect (as of the Closing Date) in such a manner that satisfies applicable Environmental Laws;

(v)                                 if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (ii), (iii) or (iv) above (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing or remediating, as applicable, such Title Defect;

(vi)                              the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii)                           notwithstanding anything to the contrary in this Article 4, except with respect to Environmental Defects and Title Defect Amounts determined pursuant to Section 4.2(g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)                                 It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 and the other applicable provisions of this Article 4 (including the thresholds and deductibles set forth in Section 4.5).   As such, without limiting the disclaimers and acknowledgements set forth in Article 5 and Article 6, respectively, and without prejudice to any rights of Purchaser arising under Section 11.2(b), including as a result of the breach of Section 5.14, PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS, EXCEPT SOLELY FOR THOSE

REMEDIES SET FORTH IN THIS ARTICLE 4.   Notwithstanding anything to the contrary in this Agreement, with respect to any alleged Environmental Defect that is not cured on or before Closing, if the Title Defect Amount with respect to such alleged Environmental Defect for the Asset affected by such Environmental Defect equals or exceeds fifty percent (50%) of the Allocated Value of such affected Asset, Purchaser shall have the option, but not the obligation, to exclude the affected Asset from the Assets delivered at Closing and the Unadjusted Purchase Price shall be reduced at Closing by the sum of the Allocated Values of such excluded Assets.

Section 4.3                                    Title Benefits.

(a)                                 Seller has the right, but not the obligation, to deliver to Purchaser on or before 11:59 p.m., Central Time, on the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Property or Properties affected by such Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documents upon which Seller relies for its assertion of a Title Benefit, including supporting documents reasonably necessary for Purchaser to verify the existence of the alleged Title Benefit and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Seller’s belief is based. Subject to Section 4.5(b)(ii), the Title Benefit Amount shall be used solely to offset against the Title Defect Amounts for the purpose of determining any downward adjustment to the Unadjusted Purchase Price.  Notwithstanding anything herein to the contrary, Seller forever waives Title Benefits not asserted by a Title Benefit Notice meeting all the requirements set forth in the preceding sentence by 11:59 p.m., Central Time, on the Title Claim Date.

(b)                                 The “Title Benefit Amount” resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)                                  if the Title Benefit reflects a difference (with a proportionate increase in the Working Interest for the affected Title Benefit Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-2, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-2; and

(iii)                               if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clause (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

(c)                                  If Seller and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the scheduled Closing, the provisions of Section 4.4 shall apply.

Section 4.4                                    Title Disputes.  Seller and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing.  If Seller and Purchaser are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then, subject to Section 4.2(c) and Section 4.2(d), as applicable, Seller’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 9.4.  If Seller and Purchaser are unable to agree on an alleged Title Defect/Title Benefit (including, in the case of Title Defects, the adequate cure therefor) or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4.  By not later than the tenth (10th) Business Day following the conclusion of the Cure Period, Purchaser shall provide to Seller in the case of Title Defects/Title Defect Amounts and Seller shall provide to Purchaser in the case of Title Benefits/Title Benefit Amounts, a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters (with such Party providing the notice being referred to herein as the “Disputing Party”).  By not later than ten (10) Business Days after the other Party’s receipt of the Disputing Party’s written description of the Disputed Title Matters, such other Party shall provide to the Disputing Party a written response setting forth the other Party’s position with respect to the Disputed Title Matters together with all supporting documentation.

(a)                                 By not later than ten (10) Business Days after the Disputing Party’s receipt of the other Party’s written response to the Disputing Party’s written description of the Disputed Title Matters, the Disputing Party may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section, by written notice (the “Title Arbitration Notice”) to the other Party of any Disputed Title Matters not otherwise resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).

(b)                                 The arbitration shall be held before a one (1) member arbitration panel (the “Title Arbitrator”), determined as follows.  The Title Arbitrator shall be an attorney with at least ten (10) years’ experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the State of Texas or Oklahoma, depending on the location of the applicable Title Defect Property and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the State of Texas or Oklahoma, depending on the location of the applicable Title Defect Property.  Within two (2) Business Days following a Party’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three (3) acceptable, qualified arbitrators.  Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Seller and Purchaser shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators.  If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Houston office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Purchaser to serve as the Title Arbitrator.

(c)                                  Within three (3) Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the other Party, (iii) the other Party’s written response to the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the Disputing Party and (iv) the Title Arbitration Notice.  The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(d)                                 The Title Arbitrator shall make its determination by written decision within thirty (30) days following receipt of the Title Arbitration Notice by Purchaser or Seller, as applicable, (the “Arbitration Decision”).  The Arbitration Decision shall be final and binding upon the Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4.  The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(e)                                  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(f)                                   Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any Third Party.

(g)                                  Except as taken into account or otherwise addressed under Section 4.2(f), any disputed Title Benefits and Title Benefit Amounts or Title Defects and Title Defect Amounts determined to be owed by either Party shall be accounted for in the final determination of the Purchase Price pursuant to Section 9.4(b).  The Arbitration Decision as to the Final Disputed Title Matters shall be final and binding on the Parties.

(h)                                 Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.

Section 4.5                                    Limitations.

(a)                                 The right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with this Article 4 on or before 11:59 p.m., Central Time, on the Title Claim Date.  Thereafter, Purchaser’s and Seller’s sole and exclusive rights and remedies with regard to title to the Assets shall be, subject to Section 4.1, as set forth in the respective Conveyances.  Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter which is also a breach of any representation or warranty of Seller as set forth in Article 5 and Purchaser has actual knowledge of such breach prior to the Title Claim Date, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty or as a claim against Seller’s special warranty of title provided in the Conveyance after the Title Claim Date.

(b)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects (including, for purposes of certainty, Title Defects constituting Environmental Defects) or offset to Title Defects by any Title Benefits, as applicable, under this Article 4:

(i)                                     With respect to Title Defects: (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed Seventy-Five Thousand Dollars ($75,000) (the “Individual Defect Threshold”); and (B) unless the aggregate amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the applicable Individual Defect Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4), exceeds two percent (2%) of the Unadjusted Purchase Price (the “Aggregate Defect Threshold”), after which point, subject to the applicable Individual Defect Thresholds, Purchaser shall be entitled to the remedies described hereunder only with respect to Title Defect Amounts in excess of an amount equal to one and one-half percent (1.5%) of the Unadjusted Purchase Price (the “Aggregate Defect Deductible”) and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible.

(ii)                                  With respect to Title Benefits: (A) for any Title Benefit Amount with respect to an individual Title Benefit Property, if such amount does not exceed Seventy-Five Thousand Dollars ($75,000) (the “Individual Benefit Threshold”); and (B) unless the aggregate amount of all such Title Benefit Amounts (provided that each such Title Benefit Amount exceeds the applicable Individual Benefit Threshold), in the aggregate, exceeds two percent (2%) of the Unadjusted Purchase Price (the “Aggregate Benefit Threshold”), after which point, subject to the applicable Individual Benefit Thresholds, Seller shall be entitled to offset Title Defect Amounts in excess of an amount equal to one and one-half percent (1.5%) of the Unadjusted Purchase Price (the “Aggregate Benefit Deductible”) and only to the extent that Title Benefit Amounts exceed the Aggregate Benefit Deductible.

(c)                                  Notwithstanding anything to the contrary, Purchaser will be responsible for all obligations and liabilities with respect to or arising from the Reassigned Properties arising out of or attributable to events occurring during the time in which Purchaser owns the Reassigned Properties.  Without limiting the preceding sentence, to the extent that Seller bears any responsibility for any such obligations or liabilities, Purchaser shall transfer and assign to Seller the benefit of any claims, causes of action and insurance proceeds and awards of Purchaser associated therewith.

(d)                                 If the sum of (i) the aggregate Title Defect Amounts (excluding asserted Title Defect Amounts for any unresolved disputed Title Defects that Seller has disputed in good faith and any uncured Title Defects that Seller has elected, in good faith, to attempt to cure pursuant to Section 4.2(d)), plus (ii) the aggregate Allocated Values of Assets requiring consents to assign or waivers of preferential purchase rights for which a consent or waiver, as applicable, has not been obtained by the Closing Date, plus (iii) the estimated aggregated costs to repair or replace any portion of the Assets subject to a Casualty Loss that occurs after the Execution Date and prior to the Closing Date and any other Damages related thereto, plus (iv) the aggregate Allocated Values of Assets or portions thereof excluded from the transactions contemplated herein pursuant to Section 7.1(b), equals or exceeds twenty percent (20%) of the Unadjusted Purchase Price, then either Party, at its option exercised by the giving of written notice to the other Party, may elect to terminate this Agreement, in which event neither Party shall thereafter have any further rights or obligations hereunder, other than as set forth in Section 10.2.

(e)                                  Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.14, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.6                                    Consents to Assignment and Preferential Rights to Purchase.

(a)                                 Promptly after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment requesting consents to the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights in compliance with the terms of such rights and requesting waivers of such rights.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which preferential purchase rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3.  If, prior to the Closing Date, any Party discovers any required consents or preferential rights to purchase (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.6(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or preferential rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the required consents requesting consents to the Conveyances and notices to the holders of preferential rights to purchase in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or preferential rights to purchase, as applicable.

(b)                                 In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and which will terminate or in which the rights to be transferred to Purchaser will be materially impaired if transferred without the consent.  In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent.  As to any such Contract that is not transferred to Purchaser due to the unwaived consent requirement, until any such consent is obtained, to the extent permissible under Law and under the terms of such Contract, Seller shall post-Closing (i) continue to perform the liabilities and obligations under or with regard to such Contract, (ii) hold such Contract for the benefit of Purchaser (provided that, following the Closing, Purchaser will be responsible for making all payments, and indemnifying Seller for any obligations, arising under any such Contract during such period) and shall promptly forward to Purchaser any monies or other benefits received that are attributable to such Contract, and (iii) endeavor to mutually agree with Purchaser to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such non-assigned Contract had been assigned.  If the foregoing arrangements are not permissible under Law or under the terms of such Contract, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the non-assigned Contract so as to provide the Parties with the same economic results as would otherwise have resulted.  In cases in which the Asset subject to such a consent requirement is a Property and such consent requirement is not obtained by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 9.4(b), a separate closing shall be held within five (5) Business Days thereof at which (A) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (B) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Seller.  If such consent requirement is not satisfied by the date of delivery of the final settlement statement, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.

(c)                                  If any preferential right to purchase any Assets is exercised prior to

Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  Seller shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement.  Should a Third Party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets.  In the event that such Third Party exercises its preferential right to purchase following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1 and Exhibit A-2 (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  If, on the other hand, the applicable preferential purchase rights are waived or expire, a separate closing shall be held within five (5) Business Days thereof at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to Seller.

Section 4.7                                    Casualty or Condemnation Loss.  If, after the Execution Date, but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss, subject to Section 4.5(d), Purchaser shall nevertheless be required to close, and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser, pursuant to an indemnity agreement reasonably acceptable to Purchaser, against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any such Casualty Loss or (iii) exclude the affected Assets from this Agreement.  In each case, Seller shall retain all rights to insurance, unpaid awards, condemnation payments and other rights and claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1                                    Generally.

(a)                                 Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1.  As used herein, the term “Actual Knowledge” means information actually known by such individual.

(b)                                 Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Matters may be disclosed on a Schedule for information purposes only.

(c)                                  Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Section 5.2 through Section 5.20.

Section 5.2                                    Existence and Qualification.  Seller is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the States of Texas and Oklahoma.

Section 5.3                                    Power.  Seller has the requisite power to enter into and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5                                    No Conflicts.  The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affects the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or any of the Assets.

Section 5.6                                    Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.7                                    Litigation.  Except as set forth on Schedule 5.7, there are no actions, suits, demands or proceedings pending or, to Seller’s knowledge, being contemplated or threatened in writing by a Person, before any Governmental Body, arbitrator or mediator to which Seller is a party or to which the Assets are subject, or that would otherwise impair Seller’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Seller at Closing.

Section 5.8                                    Consents and Preferential Purchase Rights.  Except as set forth in Schedule 5.8, none of the Properties or any portion thereof is subject to any preferential rights to purchase or required Third Party consents to assignment which may by applicable to the transactions contemplated by this Agreement, except for consents and approvals of assignment by Governmental Bodies that are customarily obtained after Closing (including Customary Post-Closing Consents), if such Governmental Bodies are, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied.

Section 5.9                                    Non-Consent Operations.  Except as set forth on Schedule 5.9, as of the date hereof, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it. Schedule 5.9 contains a list of the status of any payout balances of which Seller has knowledge for each Property that is currently subject to a non-consent election, reversion or other adjustment at any level of cost recovery or Hydrocarbon production under an operating agreement, unit agreement, pooling agreement, farmout agreement, development agreement or any other contracts, agreements or instruments listed on Schedule 5.12, in each case, as of the dates shown on Schedule  5.9 with respect to each Property.

Section 5.10                             Taxes and Assessments.

(a)                                 All material Asset Taxes that have become due and payable have been properly paid.

(b)                                 All Tax Returns with respect to Asset Taxes that are required to be filed by the owner of the Assets have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)                                  No action, suit, Governmental Body proceeding or audit is now in progress or pending with respect to Seller or with respect to the Assets, and Seller has not received notice of any pending claim against it from any applicable Governmental Body for assessment of Asset Taxes and no such claim has been threatened.

(d)                                 No audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending.  Seller has not granted an extension of waiver of the statute of limitations applicable to any Tax Return or to any Assets Taxes, which period has not yet expired.

(e)                                  Seller is not a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the Assets.

(f)                                   None of the Assets are subject to tax partnership reporting for federal or state income tax purposes.

(g)                                  None of the Assets are “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt use property” within the meaning of Section 168(g)(5) of the Code.

(h)                                 All of the Assets that are subject to property tax have been properly listed and described on the property tax rolls of the appropriate Governmental Body for all assessment dates prior to Closing.

(i)                                     To Seller’s knowledge, Seller has complied with all escheat or unclaimed property laws with respect to funds or property received in connection with owning or operating the Assets.

Section 5.11                             Capital Commitments.  Except as disclosed on Schedule 5.11, as of the Effective Time, there were no outstanding AFEs or other capital commitments to Third Parties that were binding on the Assets and could reasonably be expected to require expenditures by the owner of such Assets after the Effective Time in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

Section 5.12                             Contracts.  Except as disclosed on Schedule 5.12:

(a)                                 Neither Seller, nor to the knowledge of Seller, any other Person, is in default under any Contract.

(b)                                 There are no (i) Contracts with Affiliates of Seller that will be binding on the Assets after Closing, (ii) contracts to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Assets, (iii) non-competition agreements or any agreements that purport to restrict, limit or prohibit a Person from engaging in any line of business or the manner in which, or the locations at which, Seller (or Purchaser, as successor in interest to Seller) conducts business, including area of mutual interest agreements, or (iv) futures, options, hedges, swaps, derivatives or other similar contracts that are currently binding on the Assets or will be binding on the Assets after Closing.

(c)                                  None of the Properties are subject to or burdened by any Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by Seller of more than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) during the current or any subsequent year, including (i) any operating agreement, transportation agreement, exploration agreement, joint development agreement, participation agreement and processing or similar contract or Hydrocarbon sales, purchase or exchange contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice or (ii) any indenture, mortgage, loan, deed of trust, note purchase agreement, credit or sale-leaseback, guaranties, bonds, letters of credit or similar contract that will not be terminated with respect to the Assets at or prior to Closing.

(d)                                 No written notice of default or breach has been received or delivered by Seller under any Contract, the resolution of which is outstanding as of the date hereof or as of the Closing, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Contract.  As of the Closing Date, Seller has made available to Purchaser (or its Representatives) true and complete copies of each Contract and all amendments or modifications thereto.

Section 5.13                             Wells and Equipment.  Except as set forth on Schedule 5.13:

(a)                                 during the period in which Seller has owned the Assets (and limited to

Seller’s knowledge for instances in which Sabine Parent is not the operator of the relevant Properties), all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts and pooling or unit agreements;

(b)                                 no Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of Laws, in each case, during the time in which Seller has owned the Assets (and limited to Seller’s knowledge for instances in which Sabine Parent is not the operator of the relevant Properties); and there are no Wells located on the Assets that: (i) Seller is currently obligated by any Laws or Contract to currently plug, dismantle or abandon; (ii) to Seller’s knowledge, have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable Laws; or (iii) are on expired leases or leases in which Seller has no interest and are currently required to be plugged, dismantled or abandoned;

(c)                                  to Seller’s knowledge (i) all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (ii), without limiting the foregoing, do not contain junk, fish or other obstructions which could reasonably be expected to materially interfere with drilling, completion, recompletion, stimulation or other operations on, with respect to or affecting the Properties; and

(d)                                 Seller has (i) title to the Equipment free and clear of liens, encumbrances, obligations and defects or (ii) with respect to rented Equipment, a good and valid leasehold interest in such Equipment, in each case, other than Excluded Defects and Permitted Encumbrances.

Section 5.14                             Environmental Matters.

(a)                                 With respect to the Assets, neither Seller nor Sabine Parent has entered into, or, to Seller’s knowledge, is subject to, any agreements, orders, decrees, judgments, licenses or permit conditions, or other directives of any Governmental Bodies, that are in existence as of the Execution Date, that are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any material change in the present condition of any of the Assets.

(b)                                 As of the Execution Date, neither Seller nor Sabine Parent has received written notice from any Third Parties of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that (i) interferes with or prevents compliance by the operator of the Assets with any Environmental Law or the terms of any license or permits issued pursuant thereto; or (ii) gives rise to or results in any common law, contractual or other liability of Seller with respect to the Assets, which in the case of either clause (i) or (ii) would reasonably be expected to be material in nature.

Section 5.15                             Bankruptcy.  There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate thereof (whether by Seller or a Third Party). Seller is not entering into this Agreement with actual intent to hinder, delay or defraud any creditor.

Section 5.16                             Permits.  To Seller’s knowledge, except as set forth on Schedule 5.16: (i) Seller has acquired all Permits from appropriate Governmental Bodies to conduct operations on the Assets in material compliance with all applicable Laws; (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of Seller, threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid; (iii) Seller is in compliance in all material respects with all such Permits; (iv) there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit; and (v) the transactions contemplated by this Agreement will not adversely affect the validity of any such Permit or cause a cancellation of or otherwise adversely affect such Permit.

Section 5.17                             Payments for Production; Imbalances.  To Seller’s knowledge, (a) except as set forth on Schedule 5.17, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery and (b) Schedule 5.17 lists all production, transportation, plant, or other imbalances with respect to production from the Properties.

Section 5.18                             Suspended Proceeds.  To Seller’s knowledge, Schedule 5.18 sets forth a list of all Suspense Funds, a description of the source of such Suspended Funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

Section 5.19                             Leases.  During the period in which Seller has owned the Assets (limited to Seller’s knowledge for instances in which Sabine Parent is not the operator of the relevant Properties) and, to Seller’s knowledge, for all other periods, the lessee has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to Seller’s interest in the Leases, in each case in accordance with the Leases and applicable Law.  To Seller’s knowledge, Schedule 5.19 contains a true, correct, and complete list of all Leases that (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before a date that is ninety (90) days after the target Closing Date.

Section 5.20                             Availability of Properties.  The Assets (together with the Excluded Assets) constitute and include all of the assets necessary for Seller’s operation of its business in respect of the Assets as it is currently operated.

Section 5.21                             Certain Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C) OR IN THE CONVEYANCES TO BE

DELIVERED BY SELLER TO PURCHASER HEREUNDER, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER GROUP (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.21(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4, SECTION 5.14 OR SECTION 11.2(B)(III), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS

OR NORM  INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1                                    Existence and Qualification.  Purchaser is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the States of Texas and Oklahoma.

Section 6.2                                    Power.  Purchaser has the requisite power to enter into and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4                                    No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Purchaser, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser.

Section 6.5                                    Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 6.6            Litigation.  There are no actions, suits, demands or proceedings pending, or, to Purchaser’s knowledge, being contemplated or threatened in writing by a Person, before any Governmental Body, arbitrator or mediator against Purchaser which would materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.  As used in this Section 6.6, “Purchaser’s knowledge” is limited to information personally known by the individuals listed in Schedule 6.6.

Section 6.7            Financing.  Purchaser has and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8            Securities Law Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 6.9            Independent Evaluation.

(a)           Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b)           Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)           In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement.

Section 6.10          Consents, Approvals or Waivers.  Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except Customary Post-Closing Consents.

Section 6.11          Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

Section 6.12          Qualification.  Purchaser is, or as of the Closing Date will be, qualified under applicable Law to own the Assets and has, or as of the Closing will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.

Section 6.13          Limitation.  Purchaser acknowledges the following:

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER.

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4, SECTION 5.14 OR SECTION 11.2(B)(III), SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

(c)           THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)           Between the Execution Date and the Closing Date, Seller will give Purchaser and its Representatives access to the Assets and access to and the right to copy, at Purchaser’s sole cost and expense, the Records (or originals thereof) and Contracts, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without violating any obligations to any Third Party and to the extent that Seller has the authority to grant such access without breaching any restriction binding on it.  Seller shall cooperate with Purchaser in Purchaser’s efforts to obtain, at Purchaser’s expense, such additional information relating to the Assets as Purchaser may reasonably request. Seller shall use reasonable efforts (including the assertion of any rights of Seller to information to which Seller is entitled pursuant to an applicable joint operating agreement) to obtain permission for Purchaser to gain access to Properties operated by third Persons and the records and files of such third Persons to inspect the condition of such Properties, records, and files. Purchaser shall be entitled to conduct, at its sole cost, risk and expense, a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, provided Purchaser shall provide Seller at least two (2) Business Days’ notice prior to conducting any on-site inspections in connection with such assessments. Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing without the prior written consent of Seller (which may be withheld in Seller’s sole discretion).  Purchaser shall abide by Seller’s, Sabine Parent’s, and any Third Party operator’s safety rules, regulations and operating policies provided to Purchaser at or prior to the time of Purchaser’s access (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its on-site due diligence evaluation of the Assets.  Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.  Seller shall have the right to observe any inspection or examination of the Assets conducted by Purchaser, and shall promptly receive a copy of all results, analyses and third party reviews, except for such information for which Purchaser has an attorney-client privilege.

(b)           (i)            In the event that Purchaser’s Phase I Environmental Site Assessment identifies actual or potential “recognized environmental conditions” with respect to any Asset, then Purchaser may request (any such request, a “Phase II Request”) in writing Seller’s permission to conduct additional Phase II environmental property assessments to further assess such conditions.  Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” identified and (ii) the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Seller may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed).

(ii)           If Seller does not provide its consent to any Phase II Request delivered in accordance with the terms within two (2) Business Days of Purchaser’s delivery of such request, Purchaser may elect to exclude the affected Asset to be conveyed at Closing, and such Asset (or portion thereof affected) shall become Excluded

Assets.  At Closing, the Allocated Value of all Assets excluded pursuant to this Section 7.1(b) shall be accounted for as a downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b).

(c)           The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours with reasonable notice, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Purchaser shall coordinate its access rights of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller.

(d)           Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(e)           In connection with the rights of access, examination and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH MEMBER OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, TO THE EXTENT ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS.

Section 7.2            Government Reviews.  In a timely manner, Seller and Purchaser shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Seller shall reasonably cooperate with and assist Purchaser in pursuing such filings, applications and negotiations, and Purchaser shall reasonably cooperate with and assist Seller with respect to such filings, applications and negotiations.  Each Party shall be responsible for and shall make any governmental filings occasioned by the ownership or structure of such Party.

Section 7.3            Public Announcements; Confidentiality.

(a)           Neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (iii) required as part of Seller’s or its Affiliates’ obligations under any indenture agreement or similar arrangement (including any disclosures, irrespective of whether or not required under such indenture or other arrangement, made by Seller on the external website of Seller or any of its Affiliates in connection with any such required disclosure) to which Seller or its Affiliates is a party; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           Except as required by Law or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, the Parties shall continue to be bound by confidentiality terms, conditions and obligations substantially similar to those set forth in the Confidentiality Agreement, which such terms, conditions and obligations will apply mutatis mutandis to this Agreement for an indefinite period of time.

Section 7.4            Operation of Business.  Except as to the matters set forth on Schedule 7.4 or as otherwise approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing Date, Seller will, and will cause Sabine Parent to (in each case, as applicable):

(a)           conduct its business related to the Assets in the ordinary course consistent with Seller’s recent exploration and drilling program and prudent industry practice;

(b)           not commit to any new operation on the Assets, or incur any contractual obligation or liability, reasonably anticipated by Seller or Sabine Parent to require future capital expenditures by the owner of the Assets in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (excepting ongoing commitments under existing AFEs, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable Contract or order, provided that Seller gives to Purchaser an advance notice of such operations);

(c)           not voluntarily terminate, amend, execute or extend any Contracts;

(d)           maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement or similar agreement;

(e)           maintain in full force and effect all Leases and comply with all express or implied covenants contained therein;

(f)            not abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases;

(g)           maintain all Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Seller is required to make under applicable Law with respect to the Assets;

(h)           not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties or Equipment except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices;

(i)            not create any lien, security interest or other encumbrance with respect to the Assets (except for Permitted Encumbrances), or (i) enter into any agreement for the sale, disposition or encumbrance of any of the Assets, or (ii) dedicate, sell, encumber or dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days’ notice except production sold under a contract listed on Schedule 5.12;

(j)            grant any preferential right or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Purchaser;

(k)           not voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law; and

(l)            not enter into an agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Jody Crook
Fax: (512) 329-5394
Email: jcrook@jonesenergy.com

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.  In cases in which Sabine Parent is not the operator of any portion of the Assets, to the extent that the actions described in this Section 7.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 7.4 shall be construed to require only that Seller use commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 7.5            Operatorship.  Seller shall cause Sabine Parent to deliver to Purchaser at the Closing notices to the co-owners of those Properties that Sabine Parent currently operates indicating that Sabine Parent is resigning as operator, and recommending that Purchaser or Purchaser’s designee be elected successor operator. Purchaser shall deliver the notices to the co-owners of such Properties following the Closing.  Seller makes no representations or warranties to Purchaser as to the transferability of operatorship of any Properties which Sabine Parent currently operates; provided that Seller shall, and shall cause Sabine Parent to, exercise commercially reasonable efforts (including providing reasonable assistance to Purchaser or Purchaser’s designee in connection therewith) to allow Purchaser or Purchaser’s designee to succeed Sabine Parent as operator of all such Properties.  Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

Section 7.6            Change of Name.  Within thirty (30) days after Closing, Purchaser shall eliminate the name “Sabine Oil & Gas LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and shall have no right to use any logos, trademarks or trade names belonging to Seller, Sabine Parent or any of its or their Affiliates.

Section 7.7            Replacement of Insurance, Bonds, Letters of Credit and Guaranties.  The Parties understand that none of the insurance currently maintained by Sabine Parent covering the Assets, nor any of the bonds, letters of credit and guaranties, if any, posted by Sabine Parent with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser.  Promptly following Closing, but, as to Properties operated by Sabine Parent, in no event later than the transfer of operatorship of such Properties, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, (a) such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation and (b) replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Sabine Parent or to consummate the transactions contemplated by this Agreement.

Section 7.8            Notification of Breaches.  Between the Execution Date and the Closing Date:

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)           If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.9            Amendment to Schedules.  As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter which results in an adjustment to the Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets.

Section 7.10          Release of Liens.  Concurrent with Closing, except for Permitted Encumbrances, all liens, charges, mortgages and security interests (if any) encumbering any of the Assets that arise under any debt facilities maintained by Seller or any of its Affiliates shall be terminated.

Section 7.11          Hedges.  At or prior to Closing, Seller and its Affiliates shall eliminate all futures, options, swaps or other derivatives (if any) with respect to the sale of production from the Assets that are currently binding on the Assets or will be binding on the Assets after Closing.

Section 7.12          Further Assurances.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.13          Financial Statements.  Seller acknowledges that Purchaser and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents filed by Purchaser and its Affiliates with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited.  Accordingly, from and after the Execution Date, Seller shall use commercially reasonable efforts to (a) provide Purchaser with such information currently in Seller’s possession about the Assets as may be reasonably required to be included in the documents filed by Purchaser and its Affiliates with the SEC (the “SEC Documents”), (b) provide, and shall cause its Affiliates, officers and employees to provide, reasonable cooperation in connection with the preparation of such SEC Documents (to the extent possible), including providing reasonable access to auditors, auditor work papers, employees, books and records, and any financial data reasonably requested by Purchaser in connection therewith, and (c) cause its independent public accountants to provide any consent necessary for the filing of the SEC Documents and to deliver a customary comfort letter to Purchaser (in each case, at Purchaser’s expense and to the extent possible) with respect to financial information relating to the transactions contemplated by this Agreement included as part of such SEC Documents.  Within two (2) Business Days following the Execution Date, Purchaser will file a request with the SEC for the SEC Waiver and, thereafter, take all actions that are commercially reasonable in order to obtain such waiver.  Notwithstanding the foregoing, if Purchaser does not obtain the SEC Waiver, Seller shall use commercially reasonable efforts to assist Purchaser in obtaining, and Purchaser shall use commercially reasonable efforts to obtain, such additional information about the Assets as may be reasonably required to be included in the SEC Documents, whether or not such information is currently in Seller’s possession.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to Seller’s rights under Section 4.5(d) and the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; provided, however, that (i) any representation or warranty referring to a specified date need only be true and accurate as of such specified date, and (ii), to the extent a representation or warranty is qualified by its terms by materiality, such qualification in its terms is inapplicable for purposes of this Section and the materiality qualification contained in this Section 8.1(a) applies in lieu thereof;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator; and

(d)           Governmental Consents.  All consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 8.2            Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; provided, however, that (i) any representation or warranty referring to a specified date need only be true and accurate as of such specified date, and (ii), to the extent a representation or warranty is qualified by its terms by materiality, such qualification in its terms is inapplicable for purposes of this Section and the materiality qualification contained in this Section 8.2(a) applies in lieu thereof;

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d)           Governmental Consents.  All consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)           Hedges.  All hedges described in Section 7.11 shall have terminated;

(f)            Liens.  Seller shall have delivered or caused to be delivered to Purchaser customary documentation or evidence providing for the release, prior to or in connection with Closing, of all liens on or security interests described in Section 7.10; and

(g)           Financial Information.  Purchaser shall have received reasonable assurances from the SEC that Purchaser may satisfy its obligations to provide audited financial information relating to the transactions contemplated by this Agreement by providing audited statements of revenues and direct operating expenses for the Assets for the period from January 1, 2013 through the Closing in lieu of providing audited financial statements for the Assets for the year ended December 31, 2012 (the “SEC Waiver”) or, if Purchaser has not received the SEC Waiver, Purchaser shall have received access to all information about the Assets as may be reasonably required to provide audited financial statements for the year ended December 31, 2012; provided, however, that in the event that neither of the preceding requirements described in this Section 8.2(g) has been satisfied or waived as of 5 p.m., Central Time, December 27, 2013, then (i) the closing condition in this Section 8.2(g) shall be deemed satisfied as of such date and, (ii) if all of the other conditions in Article 8 to be satisfied prior to Closing have been satisfied or waived, the Parties will, pursuant to Section 9.1(a), consummate the purchase and sale transaction contemplated by this Agreement at 11:59 p.m., Central Time, on December 31, 2013.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller, at 10:00 a.m., Central Time, on December 18, 2013, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived as of such time, then, (a) in the event that all such conditions are satisfied or waived prior to January 1, 2014, the Closing shall occur on December 31, 2013 (as of 11:59 p.m., Central Time, if the circumstance described in the proviso in Section 8.2Section 8.2(g) is the case) or (b) in the event that all such conditions are satisfied or waived on or after January 1, 2014, within five (5) Business Days of such conditions having been satisfied or waived, subject, in each case, to the rights of the Parties under Article 10.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2            Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)           Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)           Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Seller;

(c)           A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)           An executed statement conforming to the reasonable satisfaction of Purchaser, meeting each of the requirements described in Treasury Regulation § 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of the Code;

(e)           Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals;

(f)            Counterparts of the Escrow Agreement, duly executed by Seller;

(g)           The notices described in Section 7.5; and

(h)           All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3            Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller items (a)-(g) and (i) and, to the Escrow Agent, item (h) below:

(a)           A wire transfer of the Closing Payment to the accounts designated by Seller in immediately available funds;

(b)           Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)           Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Purchaser;

(d)           A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)           Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;

(f)            Evidence of replacement bonds, guaranties and letters of credit pursuant to Section 7.7;

(g)           Counterparts of the Escrow Agreement, duly executed by Purchaser;

(h)           Purchaser shall have delivered or caused to be delivered to the Escrow Agent the Escrow Amount pursuant to Section 4.2(c) and Section 4.2(d), as applicable; and

(i)            All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 9.4            Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 3.3.  The estimate delivered in accordance with this Section 9.4(a) less the Deposit shall constitute the Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)           Following the Closing, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (x) the 90th day following the Closing Date and (y) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4.  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item included in such statement.  Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than the later of: (i) the 90th day following Purchaser’s receipt thereof or (ii) May 31, 2014.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 225 days after the Closing Date;

provided, however, that if the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 is later than the 90th day following the Closing Date, such 225 day period shall be extended the same number of days that such final determination occurs beyond the 90th day following the Closing Date (such date, as extended, the “Cut-off Date”).  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Houston office of a mutually-agreed accounting firm for review and final determination by arbitration.  The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm.  Within ten (10) days after the earlier of (i) the expiration of Purchaser’s 60-day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price (after deducting the Deposit amount) exceeds the Closing Payment or (B) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price (after deducting the Deposit amount), as applicable.  Any post-closing payment pursuant to this Section 9.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)           Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1          Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser; (b) by Seller if Purchaser has not delivered the Deposit to Seller by 5:00 p.m. Central Time on the Execution Date pursuant to Section 3.1; (c) by either Purchaser or Seller if Closing has not occurred prior to January 1, 2014; provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(c) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder; (d) by either Purchaser or Seller under Section 4.5(d), if applicable; or (e) automatically, without any further action of the Parties, in the event that Seller pays Purchaser the Hedges Termination Payment pursuant to Section 10.4.

Section 10.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 6.5, Section 7.1(e), Section 7.3, this Article 10, Article 13 (other than Section 13.1, Section 13.3, Section 13.12 and Section 13.15) and Appendix A, which shall continue in full force and effect) and, without prejudice to its rights under Section 10.3(a) (if applicable), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve either Party, subject to Section 10.4 and Section 13.11, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing.

Section 10.3          Distribution of Deposit Upon Termination.

(a)           If Seller terminates this Agreement under Section 10.1(c), and (i) at the time of termination Purchaser has negligently or willfully failed to perform or observe its covenants and agreements or is in breach of its representations and warranties hereunder, (ii) all conditions of Purchaser to Closing have been fulfilled (other than the conditions (A) set forth in Section 8.2(e) and Section 8.2(f) or (B) for which Seller has not been able to fulfill or otherwise satisfy based on Purchaser’s negligent or willful failure to perform or observe its covenants and agreements hereunder) and (iii) Seller is ready, willing and able to close (subject to the preceding parenthetical), then Seller shall be entitled, as liquidated damages for lost opportunities (and not as a penalty), to retain the Deposit together with any interest or income thereon, free of any claims by Purchaser or any other Person.

(b)           If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), Seller shall deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Seller or any other Person with respect thereto.

Section 10.4          Purchaser Hedges.  Seller acknowledges that in connection with the execution and delivery of this Agreement Purchaser will be entering into hedging transactions at current NYMEX strip prices for the quantities of hydrocarbons set forth in Schedule 10.4 (the “Purchaser Hedges”). In the event that (i) on the Closing Date all conditions of Seller to Closing have been fulfilled or waived (and Purchaser is ready, willing and able to close) and Seller fails or refuses to close (and Seller is not otherwise entitled to terminate this Agreement) (such event, a “Seller Closing Failure”) and (ii) Purchaser either does not seek, or does not prevail on a claim for, specific performance pursuant to Section 13.17, Seller shall pay to Purchaser (in addition to any other damages that Purchaser may be entitled to receive) the aggregate costs, if any, to Purchaser for the termination or unwinding of the Purchaser Hedges (the “Hedges Termination Payment”), in which event, this Agreement will automatically terminate pursuant to Section

10.1(e) without any further action of the Parties.  Notwithstanding anything to the contrary herein, in no event will Seller’s liability (including the payment of the Hedges Termination Payment and any other damages to which Purchaser may be entitled) under this Agreement for the termination of this Agreement due to a Seller Closing Failure exceed five percent (5%) of the Unadjusted Purchase Price.

ARTICLE 11
 ASSUMPTION; INDEMNIFICATION

Section 11.1          Assumption by Purchaser, Retention by Seller.  Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations.

(a)           “Assumed Purchaser Obligations” shall mean all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets on or after the Effective Time (except as set forth in clauses (iii)-(vi) below), including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Assets, including obligations to (i) furnish makeup gas and settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (iii) the matters that are the bases for the downward adjustments set forth in Section 3.3(b) (irrespective of whether such matters arose prior to, on or after the Effective Time, but, in each case, without prejudice to Purchaser’s rights hereunder to an adjustment to the Purchase Price at the Closing or pursuant to Section 9.4(b)); provided that Purchaser actually receives a downward adjustment to the Purchase Price in respect of same, (iv) pay the proportionate share attributable to the Assets to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (v) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (vi) pay the proportionate share attributable to the Assets to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (vii) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law and the matters set forth on Schedule 11.1 (if any); but excluding, in all such instances, (A) matters that are subject to indemnification pursuant to Section 11.2(b)(ii)-(vi), (B) all Taxes for which Seller is responsible hereunder, (C) matters that are attributable or arise out of the Excluded Assets, and (D) matters that are caused by, arise out of, or result from off-site disposal of any substance defined or regulated as a “pollutant”, “hazardous waste” or “hazardous substance” under any Environmental Law, to the extent that such disposal occurred during Seller’s ownership of the Assets.

(b)           Except for the Assumed Purchaser Obligations, Purchaser shall not assume or otherwise become liable for any liabilities, Damages, duties or other obligations of Seller, whether or not relating to the Assets, whether absolute, contingent, or otherwise, whether known or unknown, accrued or unaccrued, and regardless of whether such liability, Damage, duty, or other obligation was disclosed to Purchaser, including any liabilities, Damages, duties, or obligations that relate to the ownership or operation of the Assets prior to the Effective Time (collectively, subject to such exception, the “Retained Seller Obligations”).

Section 11.2          Indemnification.

(a)           From and after Closing, except for matters for which Seller is obligated to indemnify Purchaser under Section 11.2(b), Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)            caused by or arising out of or resulting from the Assumed Purchaser Obligations;

(ii)           caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7; or

(iii)          caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER GROUP.

(b)           From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)            caused by or arising out of or resulting from the Retained Seller Obligations (excluding any Retained Seller Obligations that also constitute matters covered by the representations and warranties made by Seller in Article 5, which will be subject to indemnification pursuant to Section 11.2(b)(v));

(ii)           attributable to or arising out of the Excluded Assets;

(iii)          caused by, arising out of or resulting from off-site disposal of any substance defined or regulated as a “pollutant”, “hazardous waste” or “hazardous substance” under any Environmental Law, to the extent that such disposal occurred during Seller’s ownership of the Assets;

(iv)          caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in Article 7;

(v)           caused by or arising out of our resulting from any breach of any representation or warranty made by Seller contained in Article 5 or in the certificate delivered by Seller at Closing pursuant to Section 9.2(c);

(vi)          attributable to or arising out of any Tax obligations retained by Seller pursuant to Article 12; or

(vii)         caused by or arising out of or resulting from the litigation listed on Schedule 11.2(b)(vii).

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP.

(c)           Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6 and Article 7 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(c) or Section 9.3(d), as applicable.  Except for the remedies contained in this Section 11.2, Section 10.2, Section 10.3 and Section 13.17, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6 and Article 7, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER PARTY AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S AND SABINE PARENT’S (AS APPLICABLE) OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, EXCEPT FRAUD.

(d)           The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement.  No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d).  Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3          Indemnification Actions.  All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)           For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)           To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder.  The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Party Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Party Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification hereunder.

Section 11.4          Limitation on Actions.

(a)           The representations and warranties of the Parties in Article 5 and Article 6 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(c) and Section 9.3(d), as applicable, shall survive the Closing for a period of twelve (12) months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.9 and Section 6.13 shall survive indefinitely, and (ii) the representations and warranties in Section 5.10 shall survive Closing until sixty (60) days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate. Covenants and agreements of the Parties contained herein (except for Article 12) shall survive the Closing until fully performed. The remainder of this Agreement (including the disclaimers in Section 5.21) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 12, which shall survive Closing until sixty (60) days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnity obligations in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(iv) and Section 11.2(b)(v) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity obligations of Seller in Section 11.2(b)(i) and Section 11.2(b)(iii) shall terminate on the date that is twelve (12) months following the Closing Date. The indemnity obligations of Seller pursuant to Section 11.2(b)(vi) shall survive Closing until sixty (60) days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate.  The indemnity obligations of Seller pursuant to Section 11.2(b)(vii) shall terminate on the date on which (i) a final, non-appealable judgment is entered on or (ii) the appropriate Persons enter into a settlement agreement which fully and finally resolves, in either case, all litigation set forth on Schedule 11.2(b)(vii).  The indemnity obligations of Seller pursuant to Section 11.2(b)(ii) and the indemnity obligations of Purchaser in Section 11.2(a)(i) shall continue without time limit.

(c)           Except with respect to the representations, warranties, acknowledgements, and covenants, as applicable, under Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.10 and Article 12, which shall not be subject to this Section 11.4(c), Seller shall not have any liability for any indemnification under Section 11.2(b)(i), Section 11.2(b)(iv) or Section 11.2(b)(v) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds two percent (2%) of the Unadjusted Purchase Price, and then only to the extent such Damages, in the aggregate, exceed two percent (2%) of the Unadjusted Purchase Price; provided that for the purposes of making the determination of whether the Damages for which Claim Notices are delivered by Purchaser exceeds two percent (2%) of the Unadjusted Purchase Price, any representation or warranty set forth in this Agreement that is qualified by materiality shall be deemed not to be so qualified.

(d)           Except with respect to Seller’s indemnity obligations in respect of (i) the representations, warranties, acknowledgements and covenants, as applicable, under Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.10, 7.3, 7.10, 7.11 and Article 12 or the special warranty of title in the Conveyance, and (ii) Section 11.2(b)(ii), Section 11.2(b)(iii), Section 11.2(b)(vi) and Section 11.2(b)(vii), none of which shall be subject to this Section 11.4(d), Seller shall not be required to indemnify the Purchaser Group under this Article 11 for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price.

(e)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(f)            Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment attributable to or arising out of the actions of Purchaser as operator of any of the Properties.

(g)           In no event shall (i) any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, and (ii) any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Person of any of the representations, warranties or covenants made or agreed to by such Indemnifying Person hereunder of which such Person had actual knowledge prior to the Closing Date.

ARTICLE 12
TAX MATTERS

Section 12.1          Tax Filings.  From the Effective Time through the Closing Date, Seller shall be responsible for filing with the appropriate Governmental Body the applicable Tax Returns for Asset Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 12.2, such payment shall be on behalf of Purchaser, and promptly following the Closing Date, following Seller’s request, Purchaser shall pay to Seller any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 3.3).  Purchaser shall be responsible for the filing with the appropriate taxing authorities the applicable Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by applicable Tax Law to file a Tax Return with respect to such Asset Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 3.3), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  Seller shall be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time.

Section 12.2          Current Tax Period Taxes.  Asset Taxes assessed with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes which are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between Seller and Purchaser as of the Effective Time with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the

Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the date of the Effective Time and the denominator of which is the total number of days in the Current Tax Period.  As described in Section 2.4(f), Asset Taxes which are based on quantity of or the value of production of Hydrocarbons shall be apportioned between Seller and Purchaser based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time and (ii) all other Asset Taxes which are imposed on the sale, purchase or transfer of tangible property (other than the sale of the Assets as provided in this Agreement) shall be apportioned between Seller and Purchaser based on the applicable date of sale, purchase or transfer.  In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Section 12.3                   Tax Reimbursement.  If, prior to Closing, Seller has paid on behalf of other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in the Assets, ad valorem, property, severance, production and similar Taxes imposed on the ownership of the Assets or the production of Hydrocarbons produced from such Assets for Tax periods or portions thereof after the Effective Time (such amounts, “Post-Effective Time Tax Advances”) and has not recouped such Post-Effective Time Tax Advances before the Closing Date from such working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in the Assets, Purchaser shall use its commercially reasonable efforts to recoup the Post-Effective Time Tax Advances from such other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets and shall promptly remit any such recovered Post-Effective Time Tax Advance amounts to Seller.

Section 12.4                   Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this Article 12, Article 11, Section 2.4 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 12.5                   Tax-Deferred Exchange.  Either Party may elect to effect a tax-deferred exchange under Section 1031 of the Code (a “Tax Deferred Exchange”) for all or part of the Assets at any time prior to the Closing Date.  If a Party elects to effect a Tax Deferred Exchange (the “Electing Party”), the other Party (the “Non-electing Party”) agrees to execute escrow instructions, documents, agreements or instruments to effect the Tax Deferred Exchange and otherwise use its commercial best efforts to cooperate to carry out the Tax Deferred Exchange, provided that the Non-electing Party incurs no additional costs, expenses, fees or liabilities as a result of or connected with the Tax Deferred Exchange.  The Electing Party shall notify the Non-electing Party in writing of its intent to effect a Tax Deferred Exchange no later than three (3) days prior to the Closing Date.  In such event, the Electing Party may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations)

or to an “exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37) in order to effect such an exchange; provided, however, that the Electing Party will remain responsible to the Non-electing Party for the full and prompt performance of its delegated duties and the Closing Date shall not be delayed or affected by reason of the Tax Deferred Exchange.  Purchaser and Seller acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a qualified intermediary or exchange accommodation titleholder shall not release any Party from any of its respective liabilities and obligations hereunder and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof.  The Electing Party that assigns all or any of its rights under this Agreement pursuant to this Section 12.5 shall defend, indemnify, and hold harmless the Non-electing Party from all claims, damages, or liabilities relating to such election.

ARTICLE 13

MISCELLANEOUS

Section 13.1                   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2                   Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Sabine Oil & Gas LLC
1415 Louisiana St., Suite 1600
Houston, Texas 77002
Attn:  Michael Hinze
Facsimile:  (832) 242-9713

With a copy to:

Sabine Oil & Gas LLC
1415 Louisiana St., Suite 1600
Houston, Texas 77002
Attn:  Timothy Yang
Facsimile:  (713) 581-7041

If to Purchaser:

Jones Energy Holdings, LLC
807 Las Cimas Parkway, Suite 350
Austin, TX 78746
Attn:  Jody Crook

Facsimile:  (512) 328-5394

With a copy to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Attn:  Mike Bengtson
Facsimile:  (512) 322-8349

Either Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3                   Tax, Recording Fees, Similar Taxes & Fees.  Purchaser and Seller shall each pay and be liable for fifty percent (50%) of any sales, use, excise, real property transfer, goods and services, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  If such transfers or transactions are exempt from any such Taxes or fees upon the execution or filing of an appropriate certificate or other evidence of exemption, Purchaser or Seller, as applicable, will timely furnish to the other Party such certificate or evidence.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4                   Governing Law; Jurisdiction.

(a)                       THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                       THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE,

CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)                        EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.5                   Waivers.  Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.6                   Assignment.  No Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void; provided, that Purchaser shall have the right to designate a wholly-owned Affiliate as the assignee under the Conveyance (in which event, for the avoidance of doubt, Purchaser will continue to be responsible for its obligations hereunder).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.7                   Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder and the Parent Guaranty constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.8                   Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.9                   No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 7.1(e) and Section 11.2 to the Persons described therein.

Section 13.10            Construction.  The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.11            Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR THE HEDGES TERMINATION PAYMENT, IF APPLICABLE, AND FOR CLAIMS IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12            Recording.  As soon as practicable after Closing, Purchaser shall record the Conveyances and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 13.13            Conspicuous.  SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.14            Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.15            Delivery of Records.  Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser as soon as reasonably practicable after the Closing Date, but in no event later than thirty (30) days following Closing.

Section 13.16            Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 13.17            Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

SABINE MID-CONTINENT LLC

By: Sabine Oil & Gas LLC, its sole Member

By:	/s/ Michael Hinze
Name:	Michael Hinze
Title:	Senior Vice President Land

PURCHASER:

JONES ENERGY HOLDINGS, LLC

By:	/s/ Mike S. McConnell
Name:	Mike S. McConnell
Title:	President

[Signature Page to Purchase and Sale Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT, DATED AS OF NOVEMBER 22, 2013,
BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” means authorizations for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; excluding, in each case, Persons that are directly or indirectly Controlled by an institutional equity sponsor of a Party (other than Affiliates Controlled directly or indirectly by such Party).

“Aggregate Benefit Deductible” has the meaning set forth in Section 4.5(b)(ii).

“Aggregate Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii)

“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(b)(i).

“Aggregate Defect Threshold” has the meaning set forth in Section 4.5(b)(i).

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Arbitration Decision” has the meaning set forth in Section 4.4(d).

“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with such taxes) based upon acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom; but excluding, for the avoidance of doubt, income, business activity, capital gains or franchise taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Purchaser Obligations” has the meaning set forth in Section 11.1(a).

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Casualty Loss” means (i) any loss, damage or destruction of the Assets occurring during the period between the Execution Date and the Closing Date for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, tornado, flood or other casualty, but

Appendix A-1

excluding any loss, damage or destruction as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing or sand infiltration of any Well), or (ii) any loss or damage resulting from any portion of the Assets being taken in condemnation or under right of eminent domain.

“Central Time” means the Central Standard Time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et_seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 10, 2013 between Purchaser and Sabine Parent.

“Contracts” has the meaning set forth in Section 2.2(d).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Conveyance attached hereto as Exhibit B.

“COPAS” has the meaning set forth in Section 2.5(a).

“Cure Period” has the meaning set forth in Section 4.2(b).

“Current Tax Period” has the meaning set forth in Section 12.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets and in respect of which such Governmental Body is, pursuant to applicable Law, without discretion to refuse to grant such approval or consent if specifically enumerated conditions set forth in such applicable Law are met.

“Cut-off Date” has the meaning set forth in Section 9.4(b).

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising

Appendix A-2

out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date and (iii) only in the case of claims under Section 11.2(a)(iii) or Section 11.2(b)(v) (other than in respect of Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.10, 6.1, 6.2, 6.3, 6.4 and 6.5) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

“Defensible Title” means, with respect to each Well and Undeveloped Property, as applicable, that title of Seller, except for and subject to the Permitted Encumbrances, that:

(i)                                     entitles Seller (and will entitle Purchaser, as successor in interest to Seller) to receive a share of Hydrocarbons produced, saved and marketed from such Well or Undeveloped Property, as applicable, throughout the duration of the productive life of such Well or Undeveloped Property, as applicable (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons) (hereinafter a “Net Revenue Interest”), of not less than the Net Revenue Interest shown Exhibit A-2 for such Well or Undeveloped Property, as applicable; except for (a) decreases in connection with those operations in which Seller has elected in accordance with the terms herein to be a nonconsenting co-owner after the date hereof, (b) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elect after the date hereof not to consent, (c) decreases resulting from the establishment or amendment after the date hereof of involuntary pools or units, (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries and (e) as otherwise shown on Exhibit A-2;

(ii)                                  obligates Seller (and will obligate Purchaser, as successor in interest to Seller) to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well or Undeveloped Property, as applicable (hereinafter a “Working Interest”), in an amount not greater than the Working Interest shown in Exhibit A-2 throughout the productive life of such Well or Undeveloped Property, as applicable, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Exhibit A-2; and

(iii)                               is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

“Deposit” has the meaning set forth in Section 3.1.

Appendix A-3

“Disputed Title Matters” has the meaning set forth in Section 4.4.

“Disputing Party” has the meaning set forth in Section 4.4.

“Dollars” means U.S. Dollars.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Electing Party” has the meaning set forth in Section 12.5.

“Environmental Defect” means (i) any written notice from a Governmental Body or Third Party asserting or alleging a violation of an Environmental Law or a violation of environmental provisions of a contract or agreement attributable to the use, ownership or operation of the Assets, (ii) a condition on or affecting an Asset which violates an Environmental Law, (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law and (iv) any other Environmental Liability.

“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et_seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et_seq.; the Clean Air Act, 42 U.S.C. § 7401 et_seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et_seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et_seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 to 1544; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et_seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, human health, natural resources or threatened, endangered or protected species, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“Equipment” has the meaning set forth in Section 2.2(f).

“Escrow Account” has the meaning set forth in Section 4.2(d).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

Appendix A-4

“Escrow Agreement” has the meaning set forth in Section 4.2(d).

“Escrow Amount” means the aggregate amount of deposits made in the Escrow Account pursuant to Section 4.2.

“Excluded Assets” means (i) the amounts to which Seller is entitled pursuant to Section 3.3(a), Section 4.2(c), Section 4.2(d) and Section 4.2(f), as applicable, (ii) the Excluded Records, (iii) the Reassigned Properties, (iv) all claims, rights and causes of action of Seller or any of its Affiliates arising under or with respect to any Contract that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is otherwise required to provide indemnification to Purchaser hereunder, (v) all rights and interests of Seller or its Affiliates (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which Seller is otherwise required to provide indemnification to Purchaser hereunder, (vi) all right, title and interest in any oil, gas and interest in oil, gas or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interest in oil, gas, and other minerals set forth on Exhibit A-4, if any, (vii) any Leased Assets that are not transferred to Purchaser at Closing, (viii) all claims of Seller for refunds of, rights to receive funds from any Governmental Authority or loss carry forwards with respect to (a) production or any other Taxes attributable to the Assets for any period prior to the Effective Time or to Seller’s businesses generally (b) income or franchise Taxes of Seller, or (c) any Taxes attributable to the Excluded Assets, (ix) all personal property of Seller (including vehicles, office leases, furniture, office equipment and related peripheral equipment and computers, in each case, irrespective of whether leased or owned) not included within the definition of Assets, (x) all geophysical and other seismic and related technical data and information relating to the Assets (other than the items specifically described in clause (ii) of the definition of “Records”), (xi) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, (xii) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction), (xiii) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2(c), Section 4.2(d), Section 4.2(f), Section 4.2(h), Section 4.6 or Section 4.7, (xiv) the Giant Gathering Assets, (xv) any right, title or interest acquired by Seller or its Affiliates after the Execution Date (as well as any obligations or rights of Seller or its Affiliates to acquire any such right, title or interest) in and to lands (including any interests in wells, leaseholds and mineral estates thereon or therein, as applicable) covered by any Property (without prejudice, for the avoidance of doubt, to either Party’s rights hereunder in connection with the acquisition of any such right, title or interest in connection with Seller’s cure of a Title Defect pursuant to Section 4.2), and (xvi) any other items expressly excluded under this Agreement or set forth on Exhibit A-4.

“Excluded Defect” has the meaning set forth in the definition of “Title Defect” in this Appendix A; and, for purposes of the last sentence in Section 4.1, will be deemed to include any types of defects described as “Excluded Defects” in such definition that affect the Wells, Leases or the Units.

Appendix A-5

“Excluded Records” means (i) all corporate, financial and Tax data and records of Seller insofar as they relate to Seller’s business generally and are not required to for the future ownership or operation of the Assets, (ii) any records to the extent transfer to Purchaser requires the consent of, or a payment to, a Third Party; provided that Seller shall use commercially reasonable efforts to obtain such consent, (iii) computer software, (iv) all legal records and legal files of Seller insofar as protected by attorney-client privilege between Seller and its legal counsel (other than (a) title opinions, (b) Contracts, (c) records and files with respect to any previous litigation matters (other than litigation matters for which Seller is required to provide indemnification to Purchaser under Section 11.2(b)), (d) Leases and (e) instruments creating easements included as part of the Assets), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records with respect to the Excluded Assets.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Failed Cure Amount” has the meaning set forth in Section 4.2(f)(ii).

“Final Disputed Title Matters” has the meaning set forth in Section 4.4(a).

“GAAP” means U.S. generally accepted accounting principles.

“Gas Gathering Agreements” means (i) the Gas Gathering Agreement, dated as of February 1, 2012, Contract No. AH-0001, by and between Le Norman Operating LLC and GGG, as amended by the Amendatory Agreement, dated as of December 3, 2012, by and between Le Norman Operating LLC and GGG, as further amended by the Second Amendatory Agreement, dated as of June 24, 2013, by and between Seller and GGG and (ii) the Gas Gathering Agreement, dated as of March 1, 2012, Contract No. SEC-0001, by and between Le Norman Operating LLC and GGG, as amended by the Amendatory Agreement, dated as of November 30, 2012, by and between Le Norman Operating LLC and GGG, as further amended by the Second Amendatory Agreement, dated as of June 24, 2013, by and between Seller and GGG.

“GGG” means Giant Gas Gathering LLC.

“Giant Gathering Assets” means all (i) equipment, machinery, tools, fixtures, pipelines, flowlines, gathering lines, tangible personal property and improvements, (ii) surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surfaces rights appurtenant to, and used or held for use in connection with, the items described in clause (i), and (iii) contracts, agreements and instruments relating to the items described in clauses (i) and (ii) (limited, however, for purposes of the “Excluded Assets” definition, to GGG’s rights, duties and obligations as the gatherer under the Gas Gathering Agreements), in each case, owned or otherwise held by GGG.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

Appendix A-6

“Hazardous Substances” means any pollutants, contaminants, toxic, radioactive or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).

“Hedges Termination Payment” has the meaning set forth in Section 10.4.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Individual Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii).

“Individual Defect Threshold” has the meaning set forth in Section 4.5(b)(i).

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, field equipment and related assets that are subject to or currently leased by Seller, and used or held for use solely in connection with the operation of, or the production of Hydrocarbons from, the Properties.

“Leases” has the meaning set forth in Section 2.2(a).

“Letter-in-lieu of Transfer Order” means that certain Letter-in-lieu of Transfer Order attached hereto as Exhibit D.

“Net Revenue Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.

“Non-electing Party” has the meaning set forth in Section 12.5.

“NORM” means naturally occurring radioactive material.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals, certificates of authority, franchises, concessions, registrations, consents, or similar qualifications or authorizations issued, granted or given by or under the authority of, or filings with, any Governmental Bodies.

Appendix A-7

“Permitted Encumbrances” means any or all of the following:

(i)                                     royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that they do not, individually or in the aggregate, reduce Seller’s (or Purchaser’s, as successor in interest to Seller) Net Revenue Interest below that shown in Exhibit A-2 or increase Seller’s (or Purchaser’s, as successor in interest to Seller) Working Interest above that shown in Exhibit A-2 without a corresponding and proportionate increase in the Net Revenue Interest;

(ii)                                  all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts and division orders, as well as other contracts, agreements and instruments listed on Schedule 5.12, in each case, to the extent that they do not, individually or in the aggregate, (A) reduce Seller’s (or Purchaser’s, as successor in interest to Seller) Net Revenue Interest below that shown in Exhibit A-2 or increase Seller’s (or Purchaser’s, as successor in interest to Seller) Working Interest above that shown in Exhibit A-2 without a corresponding and proportionate increase in the Net Revenue Interest or (B) detract from the value of, or interfere with the use, development or ownership of any Asset;

(iii)                               preferential rights to purchase, third-Person consent requirements and similar restrictions (A) that are not applicable to the sale of the Assets contemplated by this Agreement, (B) if unconditional waivers or consents acceptable to Purchaser are obtained from the appropriate Persons prior to the Closing Date, (C) to the extent relating to Excluded Records or other Excluded Assets or (D) for which notices were delivered to the holders thereof or other appropriate Third Parties and in respect of which Seller otherwise fully complied with Section 4.6;

(iv)                              maintenance of uniform interest provisions contained in an operating agreement if waived by the party or parties having the right to enforce such provision;

(v)                                 liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable Contracts;

(vi)                              materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, being contested in good faith by appropriate actions and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable Contracts;

(vii)                           all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or rights or interests therein if they are not required prior to, or are customarily obtained in the region where the Assets are located subsequent to, the sale or conveyance, including Customary Post-Closing Consents, if such Governmental Body is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;

Appendix A-8

(viii)                        excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(ix)                              easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate,  prevent or adversely affect the use, ownership, development or operations of any Asset;

(x)                                 calls on production under existing Contracts at market pricing;

(xi)                              gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts, to the extent (i) Purchaser receives a downward adjustment to the Purchase Price in respect of such obligations or (ii) any such obligation arising under a Contract that is listed on Schedule 5.12;

(xii)                           all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any Governmental Body;

(xiii)                        any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(xiv)                       any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;

(xv)                          the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein; and

(xvi)                       any other liens, charges, encumbrances, defects or irregularities which (a) do not, individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce Seller’s (or Purchaser’s, as successor in interest to Seller) Net Revenue Interest below that shown in Exhibit A-2 or increase Seller’s (or Purchaser’s, as successor in interest to Seller) Working Interest above that shown in Exhibit A-2 without a corresponding and proportionate increase in the Net Revenue Interest of Seller.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment

Appendix A-9

performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Phase II Request” has the meaning set forth in Section 7.1(b).

“Post-Effective Time Tax Advances” has the meaning set forth in Section 12.3.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Properties” has the meaning set forth in Section 2.2(c).

“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; Asset Taxes; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred and paid in the ownership and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.

“Purchaser Hedges” has the meaning set forth in Section 10.4.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Parent Company” means Jones Energy, Inc.

“Purchaser Parent Guaranty” means the Parent Guaranty attached hereto as Exhibit C.

“Reassigned Properties” means those certain of the Assets reconveyed/reassigned, if any, from Purchaser to Seller pursuant to Section 4.2; provided that any such reconveyancing/reassignment will be effected through the use of a conveyance substantially similar to the Conveyance and will include a special warranty of title, subject to the Permitted Encumbrances, by, through and under Purchaser.

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating primarily to the Assets, in each case, in the possession of Seller or Sabine Parent, including, without limitation: (i) land and title records (including abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves, graphical production curves, and a non-exclusive license to all geophysical data owned by Seller; (iii) correspondence; (iv)

Appendix A-10

operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the matters set forth in Section 2.2; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Resolved Defect Amount” has the meaning Section 4.2(f)(iii).

“Retained Seller Obligations” has the meaning set forth in Section 11.1(b).

“Sabine Parent” means Sabine Oil & Gas LLC.

“SEC” has the meaning set forth in Section 7.13.

“SEC Documents” has the meaning set forth in Section 7.13.

“SEC Waiver” has the meaning set forth in Section 8.2(g).

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Closing Failure” has the meaning set forth in Section 10.4.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Parent Guaranty” means the Parent Guaranty attached hereto as Exhibit E.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Assets that are payable to third parties and are held in suspense by Sabine Parent as the operator of such Assets.

“Tank Bottom Hydrocarbons” means a mixture of Hydrocarbons, water and other substances that is concentrated at the bottom of storage tanks included in the Assets that is not merchantable (commonly referred to as basic sediment and water or “BS&W”).

“Tax Deferred Exchange” has the meaning set forth in Section 12.5.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use,

Appendix A-11

ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).

“Title Arbitrator” has the meaning set forth in Section 4.4(b).

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller as of the Closing Date in any of the Wells or the Undeveloped Properties, as applicable, above that shown on Exhibit A-2 without a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit A-2.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Wells and the Undeveloped Properties, as applicable, as of the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):

(a)                                 defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)                                 defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)                                  defects based on a gap in Seller’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(d)                                 defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and or the unavailability of

Appendix A-12

information from regulatory agencies;

(e)                                  defects based on references to a document because such document is not in Seller’s files;

(f)                                   defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(g)                                  defects that have been cured by applicable Laws of limitations or prescription; and

(h)                                 defects Purchaser has waived in writing or may be deemed to have waived pursuant to the provisions of Section 4.2(a).

“Title Defect Amount” has the meaning set forth in Section 4.2(g).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Undeveloped Properties” means those Properties set forth on Exhibit A-2 that are not Wells, which such Properties are set forth on Exhibit A-2 on a planned well/unit-by-planned well/unit basis, and shall be limited, for purposes of Section 4.2, in each case, to the portion of such Properties that is included in such planned well/unit (as indicated on Exhibit A-2).

“Unescrowed Amount” has the meaning set forth in Section 4.2(e).

“Units” has the meaning set forth in Section 2.2(b).

“Wells” has the meaning set forth in Section 2.2(c).

“Working Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.

Appendix A-13